UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AXEDA SYSTEMS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Pursuant to Exchange Act Rule 0-11c2, the fee was calculated by multiplying one fiftieth of one percent by the $7,000,000 aggregate cash consideration to be received by the Registrant in connection with the asset sale transaction described in the Proxy Statement.

(4)	Proposed maximum aggregate value of transaction:

     $7,000,000

(5)	Total fee paid:

     $1,400

☒	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

     $2,000

(2)	Form, Schedule or Registration Statement No.:

     Registration Statement on Form S-3 filed under Registration No. 333-119981

(3)	Filing Party:

     Axeda Systems Inc.

(4)	Date Filed:

     October 26, 2004

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

October 31, 2005

Dear Stockholder:

Enclosed are materials that relate to a special meeting of stockholders of Axeda Systems Inc. to be held on December 2, 2005.

This is an extremely important meeting for Axeda stockholders. We are asking for your support to approve and adopt very important proposals relating to an asset sale transaction which is detailed in the accompanying proxy statement.

Since the asset sale proposal requires that more than 50% of all outstanding shares must vote FOR the proposal, it is important that you promptly return your proxy form. Please help us avoid the additional expense associated with phone calls and follow-up mailings by voting your proxy TODAY.

If you have any questions, please call our proxy solicitor, The Altman Group, Inc., toll-free at 866-416-0643.

Thank you.

Sincerely,

/s/ ROBERT M. RUSSELL JR.
Robert M. Russell Jr.
Chief Executive Officer & Chairman

IF YOU HOLD YOUR SHARES THROUGH A BROKER

If you do not return a proxy to your broker your shares will NOT be voted at the special meeting. This will have the same effect as voting Against the proposal described in the proxy statement. Please be advised that due to the high vote requirement we expect to re-mail follow-up materials and/or call all shareholders who do not return a proxy.

Please promptly mark, date, sign, and return your proxy in the envelope provided.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY RECOMMENDED THAT SHAREHOLDERS VOTE FOR THE PROPOSALS DESCRIBED IN THE ENCLOSED PROXY STATEMENT.